                              CERTIFICATE SCHEDULE

Plan:  Flexible Premium Variable Universal Life

Insured:                                       Policy Owner: ABC Corporation
       Name:               John D. Employee
       Date of Birth:      9/11/53             Policy Number: A101
       Sex:                Male
       Issue Age:          50                  Certificate Number: A101-7654321
       Risk Class:         GI - Non-Smoker
       Table Rating:       n/a
       Flat Extra Rating:  n/a

Owner: John D. Employee

Certificate Issue Date: 9/10/03

Certificate Effective Date: 3/15/03

Monthly Anniversary Day: 15th

PREMIUM:                                   DEATH BENEFIT:
Initial Minimum Premium:    $ 65,000.00    Initial Specified Amount:  $800,000
Initial Scheduled Premium:  $ 65,000.00    Death Benefit Option:  A
Initial Target Premium:     $ 52,182.29    Initial Target Death Benefit: $1,000,000
Initial Excess Premium:     $ 12,817.71    Schedule of Target Death Benefits:  see Section 2
                                           IRC Test: Cash Value Accumulation Test
                                           Schedule of Term Death Benefits:  see Section 2
                                           Beneficiary: ABC Deferred Comp. Trust

FEES AND CHARGES:
Maximum Percentage of Premium Sales Load:  [10% of Premium]
Maximum Premium Tax Charge:                [5% of Premium]
Maximum DAC Tax Charge:                    [5% of Premium]
Maximum Cost of Insurance Charge:          See Cost of Insurance Tables
Maximum Asset-Based Charge:                [1% of Policy Value annually; (.8333% monthly)]
Maximum Monthly Administrative and Sales
Expense Charge:                            [$5 per $1,000 of Specified Amount]
Maximum Monthly Policy Charge:             [$5]
Maximum Cost of Flexible Term Insurance
Rider:                                     See Cost of Insurance Tables

Transfer Fee:                              [$25 per transfer after 12th transfer in a Certificate year]
Partial Surrender Charge:                  [lesser of $25 or 2% of amount withdrawn]
Reinstatement Fee:                         [$150]

                              CERTIFICATE SCHEDULE

Maximum Policy Value that may be
transferred from the Guaranteed Interest
Account:                                   [the greater of $5,000 or 25% of Policy Value at the time or the transfer]

Minimum Partial Surrender:                 [$500]

ALLOCATION AND SURRENDER GUIDELINES:

[(1) Currently, funds can be allocated to any of the listed Subaccounts or to the Guaranteed Interest Account. We may limit the Subaccounts to which the Owner can allocate funds.

(2)  Allocations must be either by dollar amount or percentage; and

(3)  Minimum percent allocation to a Subaccount is [$.01 or .01%.]

LOANS:
     Guaranteed Effective Annual Interest
     Rate Credited to Loan Account:        [3.00%]
     Maximum Effective Annual Policy Loan
     Interest Rate Charged to Loan
     Account:                              [3.00%]
     Minimum Loan Amount:                  [$250.00]
     Maximum Debt:                         [90% of Policy Value less any Debt then outstanding.]

GUARANTEED INTEREST ACCOUNT:
Guaranteed Annual Interest Rate:           [3.00% (.008099% compounded daily)]
Maximum Amount that may be allocated to
the Guaranteed Interest Account:           [No limit]

PREMIUM ALLOCATION IN EFFECT ON THE CERTIFICATE DATE: [information to be added]

RIDERS:

[Flexible Term Insurance Rider]
[Enhanced Cash Surrender Value Rider]

OPERATIONS CENTER:

[MONY Life Insurance Company of America
One MONY Plaza
P. O. Box 4830
Syracuse, NY  13221
1-800-947-3593]

Page 3 Cont

                     TABLE OF DEATH BENEFIT PERCENTAGES FOR
                  [GUIDELINE PREMIUM/CASH VALUE CORRIDOR TEST]

  AGE                 PERCENTAGE        AGE              PERCENTAGE
  [35 and younger     250%              68               117%
  36                  250%              69               116%
  37                  250%              70               115%
  38                  250%              71               113%
  39                  250%              72               111%
  40                  250%              73               109%
  41                  243%              74               107%
  42                  236%              75               105%
  43                  229%              76               105%
  44                  222%              77               105%
  45                  215%              78               105%
  46                  209%              79               105%
  47                  203%              80               105%
  48                  197%              81               105%
  49                  191%              82               105%
  50                  185%              83               105%
  51                  178%              84               1055
  52                  171%              85               105%
  53                  164%              86               105%
  54                  157%              87               105%
  55                  150%              88               105%
  56                  146%              89               105%
  57                  142%              90               105%
  58                  138%              91               104%
  59                  134%              92               103%
  60                  130%              93               102%
  61                  128%              94               101%
  62                  126%              95               100%
  63                  124%              96               100%
  64                  122%              97               100%
  65                  120%              98               100%
  66                  119%              99               100%
  67                  118%              100 and older    100%]

Page 3A

                     TABLE OF DEATH BENEFIT PERCENTAGES FOR
                         [CASH VALUE ACCUMULATION TEST]

  Attained                           Attained
    Age          Male        Female     Age         Male        Female
  --------       ------      ------  --------       ------      ------
     18          677.63%     813.97%    61          182.68%     209.70%
     19          658.19%     788.06%    62          178.18%     203.84%
     20          639.37%     762.99%    63          173.87%     198.20%
     21          621.01%     738.68%    64          169.75%     192.79%
     22          603.00%     715.05%    65          165.83%     187.61%
     23          585.25%     692.09%    66          162.10%     182.67%
     24          567.76%     669.78%    67          158.55%     177.93%
     25          550.50%     648.14%    68          155.15%     173.38%
     26          533.49%     627.11%    69          151.90%     168.99%
     27          516.76%     606.71%    70          148.80%     164.74%
     28          500.37%     586.92%    71          145.83%     160.64%
     29          484.35%     567.76%    72          143.00%     156.70%
     30          468.73%     549.18%    73          140.33%     152.93%
     31          453.53%     531.21%    74          137.81%     149.37%
     32          438.79%     513.81%    75          135.45%     146.01%
     33          424.48%     496.96%    76          133.24%     142.84%
     34          410.64%     480.65%    77          131.17%     139.87%
     35          397.25%     464.89%    78          129.21%     137.06%
     36          384.33%     449.66%    79          127.36%     134.40%
     37          371.86%     434.98%    80          125.59%     131.87%
     38          359.85%     420.85%    81          123.91%     129.49%
     39          348.28%     407.27%    82          122.31%     127.23%
     40          337.17%     394.23%    83          120.81%     125.12%
     41          326.48%     381.72%    84          119.41%     123.16%
     42          316.22%     369.72%    85          118.11%     121.34%
     43          306.36%     358.21%    86          116.91%     119.66%
     44          296.89%     347.14%    87          115.79%     118.10%
     45          287.78%     336.48%    88          114.74%     116.64%
     46          279.04%     326.22%    89          113.74%     115.27%
     47          270.63%     316.33%    90          112.77%     113.97%
     48          262.54%     306.78%    91          111.80%     112.71%
     49          254.76%     297.58%    92          110.82%     111.48%
     50          247.28%     288.71%    93          109.79%     110.24%
     51          240.08%     280.16%    94          108.68%     108.97%
     52          233.17%     271.93%    95          107.47%     107.64%
     53          226.54%     263.99%    96          106.16%     106.24%
     54          220.19%     256.36%    97          104.76%     104.79%
     55          214.12%     249.00%    98          103.33%     103.34%
     56          208.30%     241.92%    99          101.97%     101.97%
     57          202.74%     235.07%    100         100.00%     100.00%
     58          197.41%     228.45%
     59          192.30%     222.01%
     60          187.39%     215.77%

Page 3A

                             COST OF INSURANCE TABLE

     Guaranteed Monthly Cost of Insurance Rates for Initial Specified Amount
                       Rates Per $1,000 of Amount at Risk

                    Annual                  Annual                 Annual
          Issue   Guaranteed    Issue     Guaranteed    Issue    Guaranteed
           Age       Rate        Age         Rate        Age        Rate
          -----   ----------    -----     ----------    -----    ----------
  Male     [0      0.347864       34       0.166275       68      2.799656
            1      0.088919       35       0.175429       69      3.055318
            2      0.082268       36       0.186249       70      3.342729
            3      0.081437       37       0.199567       71      3.669974
            4      0.078943       38       0.214552       72      4.047040
            5      0.074786       39       0.232038       73      4.481532
            6      0.071461       40       0.251193       74      4.967255
            7      0.066473       41       0.273685       75      5.495322
            8      0.063149       42       0.296182       76      6.056695
            9      0.061486       43       0.322019       77      6.643938
           10      0.060655       44       0.348697       78      7.252137
           11      0.063980       45       0.378720       79      7.898014
           12      0.070630       46       0.409586       80      8.607026
           13      0.082268       47       0.442968       81      9.400003
           14      0.095571       48       0.478031       82     10.305213
           15      0.110539       49       0.517285       83     11.336384
           16      0.125510       50       0.559063       84     12.473008
           17      0.138819       51       0.608386       85     13.692897
           18      0.147970       52       0.663593       86     14.972825
           19      0.154626       53       0.726369       87     16.303236
           20      0.157954       54       0.797568       88     17.680098
           21      0.158786       55       0.873854       89     19.109422
           22      0.157122       56       0.956920       90     20.610177
           23      0.154626       57       1.043423       91     22.214412
           24      0.151298       58       1.135897       92     23.984942
           25      0.147138       59       1.235201       93     26.034690
           26      0.143810       60       1.345573       94     28.718971
           27      0.142146       61       1.468742       95     32.710485
           28      0.141315       62       1.608142       96     39.513577
           29      0.142146       63       1.766388       97     52.892874
           30      0.143810       64       1.942732       98     85.247749
           31      0.147970       65       2.136427       99     83.061390]
           32      0.152130       66       2.343324
           33      0.158786       67       2.564366

These rates are based on the Commissioner's 1980 Standard Ordinary Mortality Table. For Insureds with a substandard table-rating factor, the guaranteed annual cost of insurance rates are the above rates multiplied by the substandard rating factor shown on the Certificate Schedule.

Page 3B

                             COST OF INSURANCE TABLE

     Guaranteed Monthly Cost of Insurance Rates for Initial Specified Amount
                       Rates Per $1,000 of Amount at Risk

                      Annual                 Annual                    Annual
           Issue    Guaranteed   Issue     Guaranteed     Issue      Guaranteed
            Age        Rate       Age         Rate         Age          Rate
           -----    ----------   -----     ----------     -----      ----------

   Female   [0       0.240366     34        0.131332        68        1.578554
             1       0.072292     35        0.137155        69        1.707119
             2       0.067305     36        0.146306        70        1.855365
             3       0.065642     37        0.157122        71        2.035280
             4       0.063980     38        0.169604        72        2.259827
             5       0.063149     39        0.184584        73        2.536172
             6       0.060655     40        0.201232        74        2.863075
             7       0.059824     41        0.219548        75        3.233336
             8       0.058162     42        0.238700        76        3.641433
             9       0.057330     43        0.257024        77        4.080923
            10       0.056499     44        0.276184        78        4.552258
            11       0.057330     45        0.296182        79        5.069107
            12       0.059824     46        0.316184        80        5.654347
            13       0.062317     47        0.337025        81        6.329790
            14       0.066473     48        0.360372        82        7.117225
            15       0.070630     49        0.385393        83        8.032287
            16       0.074786     50        0.412924        84        9.062315
            17       0.078943     51        0.442133        85       10.198188
            18       0.081437     52        0.474691        86       11.433461
            19       0.084762     53        0.512273        87       12.766373
            20       0.087256     54        0.550706        88       14.200140
            21       0.088919     55        0.590828        89       15.746319
            22       0.090582     56        0.630967        90       17.425604
            23       0.092245     57        0.669450        91       19.271951
            24       0.094739     58        0.706276        92       21.349096
            25       0.096402     59        0.745629        93       23.774541
            26       0.098897     60        0.790026        94       26.838491
            27       0.101392     61        0.845344        95       31.207940
            28       0.104718     62        0.914958        96       38.379135
            29       0.108044     63        1.003941        97       52.105122
            30       0.112202     64        1.107304        98       84.776053
            31       0.116361     65        1.220046        99       83.061390]
            32       0.120519     66        1.338829
            33       0.124678     67        1.459456

These rates are based on the Commissioner's 1980 Standard Ordinary Mortality Table. For Insureds with a substandard table-rating factor, the guaranteed annual cost of insurance rates are the above rates multiplied by the substandard rating factor shown on the Certificate Schedule.

Page 3B

                              CERTIFICATE SCHEDULE
                               SECTION 2 EXAMPLE I

                                 TARGET      ADJUSTABLE
  CERTIFICATE    SCHEDULED       DEATH       TERM RIDER
     YEAR        PREMIUMS       BENEFIT       BENEFIT
  -----------    ---------     ---------    -----------
        1         65,000       1,000,000     Difference
        2         65,000       1,000,000      Between
        3         65,000       1,000,000       Target
        4         65,000       1,000,000       Death
        5         65,000       1,000,000      Benefit
        6         65,000       1,000,000        and
        7         65,000       1,000,000     Specified
        8              0       1,000,000       Amount
        9              0       1,000,000
       10              0       1,000,000
       11              0       1,000,000
       12              0       1,000,000
       13              0       1,000,000
       14              0       1,000,000
       15              0       1,000,000
       16              0       1,000,000
       17              0       1,000,000
       18              0       1,000,000
       19              0       1,000,000
       20              0       1,000,000
       21              0       1,000,000
       22              0       1,000,000
       23              0       1,000,000
       24              0       1,000,000
       25              0       1,000,000

Page 3C

                              CERTIFICATE SCHEDULE
                              SECTION 2 EXAMPLE II

                                  TARGET      ADJUSTABLE
  CERTIFICATE    SCHEDULED        DEATH       TERM RIDER
     YEAR        PREMIUMS        BENEFIT       BENEFIT
  -----------    ---------     ----------     ----------
       1          65,000           Sum         200,000
       2          65,000           of          200,000
       3          65,000        Specified      200,000
       4          65,000         Amount        200,000
       5          65,000           and         200,000
       6          65,000       Adjustable      200,000
       7          65,000          Term         200,000
       8               0          Rider        200,000
       9               0         Benefit       200,000
      10               0                       200,000
      11               0                       200,000
      12               0                       200,000
      13               0                       200,000
      14               0                       200,000
      15               0                       200,000
      16               0                       200,000
      17               0                       200,000
      18               0                       200,000
      19               0                       200,000
      20               0                       200,000
      21               0                       200,000
      22               0                       200,000
      23               0                       200,000
      24               0                       200,000
      25               0                       200,000

Page 3C

Separate Account: [MONY Life Insurance Company of America Variable Account L]

SUBACCOUNTS

[Alger American F Balanced Subaccount                   MONY SF Government Securities Subaccount
Alger American F MidCap Growth Subaccount               MONY SF Intermediate Term Bond Subaccount
Dreyfus VIF Appreciation Subaccount                     MONY SF Long Term Bond Subaccount
Dreyfus VIF International Value Subaccount              Morgan Stanley UIF Capital Preservation Subaccount
Enterprise AT Growth Subaccount                         Morgan Stanley UIF Core Plus Fixed Income t
Enterprise AT Small Company Growth Subaccount           Subaccount
Enterprise AT Small Company Value Subaccount            Morgan Stanley UIF Emerging Markets Debt Subaccount
Enterprise AT Total Return Subaccount                   Morgan Stanley UIF Emerging Markets Equity t
Fidelity VIP Asset Manager(SM) Subaccount               Subaccount
Fidelity VIP Contrafund(R) Subaccount                   Morgan Stanley UIF Equity Growth Subaccount
Fidelity VIP Growth and Income Subaccount               Morgan Stanley UIF Global Value Equity Subaccount
Fidelity VIP Growth Subaccount                          Morgan Stanley UIF Value Subaccount
INVESCO VIF - Financial Services Subaccount             PIMCO VIT Global Bond Subaccount
INVESCO VIF - Health Sciences Subaccount                PIMCO VIT Real Return Bond Subaccount
INVESCO VIF - Telecommunications Subaccount             T.Rowe Price ES Equity Income Subaccount
Janus Aspen Series Capital Appreciation Subaccount      T.Rowe Price ES Mid-Cap Growth Subaccount
Janus Aspen Series Flexible Income Subaccount           T.Rowe Price ES Personal Strategy Balanced
Janus Aspen Series International Growth Subaccount      Subaccount
Janus Aspen Series Worldwide Growth Subaccount          Vanguard VIF Balanced Subaccount
Janus Aspen Series Strategic Value Subaccount           Vanguard VIF Capital Growth Subaccount
Lord Abbett SF Bond-Debenture Subaccount                Vanguard VIF Diversified Value Subaccount
Lord Abbett SF Mid-Cap Value Subaccount                 Vanguard VIF Equity Income Subaccount
MFS VIT New Discovery Subaccount                        Vanguard VIF Equity Index Subaccount
MFS VIT Total Return Subaccount                         Vanguard VIF Growth Subaccount
MFS VIT Utilities Subaccount                            Vanguard VIF High Yield Bond Subaccount
                                                        Vanguard VIF International Subaccount
                                                        Vanguard VIF Mid-Cap Index Subaccount
                                                        Vanguard VIF Money Market Subaccount
                                                        Vanguard VIF REIT Index Subaccount
                                                        Vanguard VIF Short-Term Corporate Subaccount
                                                        Vanguard VIF Small Company Growth Subaccount
                                                        Vanguard VIF Total Bond Market Index Subaccount]

[LOGO OF THE MONY GROUP]

MONY Life Insurance Company of America issued this Certificate and certifies that the person named in the Certificate Schedule as the Insured is insured under the group Policy issued to the Policy Owner. All insurance takes effect on the Certificate Date shown on the Certificate Schedule.

This Certificate describes the benefits and provisions of the Policy. The Policy, as issued to the Policy Owner by us, alone makes up the agreement under which the benefits are provided.

This is a GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CERTIFICATE. Policy Value in the Separate Account is based on the investment experience of that account, and may increase or decrease daily. It is not guaranteed as to dollar amount. Policy Value in the Guaranteed Interest Account is guaranteed by the Company as to dollar amount. The amount of the Death Benefit or the duration of the Death Benefit may vary. The maximum loan amount is ninety percent of the Policy Value less any Debt then outstanding on the date of the loan.
Refund Privilege. You may return this Certificate to our Operations Center or to your agent within 10 days after its delivery for a refund. The amount of the refund will equal the sum of all charges deducted from premiums paid, plus Net Premiums as adjusted by investment gains and losses, less any Debt unless otherwise required by state law.

                   FOR MONY LIFE INSURANCE COMPANY OF AMERICA

-----------------               ----------------            ------------------
MICHAEL I. ROTH                 SAMUEL J. FOTI              DAVID S. WALDMAN
CHAIRMAN                        PRESIDENT                   SECRETARY

          .    Group Flexible Premium Variable Life Insurance Certificate
          .    Death Proceeds payable at the death of an Insured
          .    Adjustable Death Benefit
          .    Flexible premiums payable for an Insured's life
          .    Some benefits reflect investment results
          .    No dividends - Nonparticipating

HOME OFFICE:                   OPERATIONS CENTER:        ADMINISTRATIVE OFFICE:
2999 North 44th Street,        One MONY Plaza            1740 Broadway
Suite 250                      P.O. Box 4830             New York, NY 10019
Phoenix, AZ 85018              Syracuse, NY 13221
                               1.800.947.3593

B11C-02

                                TABLE OF CONTENTS

DEFINITIONS...................................................................4
THE OWNER AND THE BENEFICIARY.................................................7
   The Owner..................................................................7
   The Beneficiary............................................................7
   Changing the Beneficiary...................................................7
   Trustee....................................................................7
PREMIUM PAYMENTS..............................................................7
   Additional Premium Payments................................................7
   Where to Pay Premiums......................................................8
   Allocation of Premiums.....................................................8
   Grace Period...............................................................9
   Reinstatement..............................................................9
   Exchange Option............................................................9
DEATH PROCEEDS...............................................................10
   How We Determine the Death Benefit........................................10
   How We Determine the Death Proceeds.......................................11
   Change in Existing Coverage...............................................11
   Change in Death Benefit Options...........................................12
THE GUARANTEED INTEREST ACCOUNT..............................................12
THE SEPARATE ACCOUNT.........................................................12
   Subaccounts...............................................................13
   Changes to the Separate Account and Subaccounts...........................13
   Valuation of Separate Account Assets......................................13
   Unit Value................................................................14
   Transfers.................................................................14
POLICY VALUE BENEFITS........................................................15
   How We Determine Policy Value.............................................15
   Policy Value in the Separate Account......................................15
   Policy Value in the Guaranteed Interest Account...........................16
   Monthly Deduction.........................................................16
   Cost of Insurance.........................................................17
   Surrender.................................................................18
   Partial Surrender.........................................................18
   Allocation of Partial Surrender...........................................18
   Reduction in Death Benefit................................................18
   Postponement of Payments..................................................19
LOAN BENEFITS................................................................20
   Borrowing From The Policy.................................................20
   Policy Loan Interest......................................................20
   Repaying Debt.............................................................20
GENERAL INFORMATION..........................................................21
   Annual Statement..........................................................21

   Calculation of Values.....................................................21
   Limits on Contesting The Certificate......................................21
   Misstatement of Age or Gender.............................................21
   Nonparticipating..........................................................22
   The Policy and Its Parts..................................................22
   Suicide...................................................................22
   Written Notice............................................................22
OPTIONAL PAYMENT PLANS.......................................................22

                                      -2A-

                                   DEFINITIONS

Attained Age - The Insured's age on the Certificate Effective Date plus the number of full years since the Certificate Effective Date.

Beneficiary - The person or entity designated by the Owner to receive the Death Proceeds of this Certificate.

Cash Surrender Value - The Policy Value less any Debt and any due and unpaid fees or charges.

Certificate Effective Date - The date that coverage under the certificate becomes effective. The Certificate Effective Date is shown on the Certificate Schedule. We use the Certificate Effective Date to measure when benefits may become payable. Certificate months, years and anniversaries are measured from the Certificate Effective Date.

Certificate Issue Date - The date that this certificate is deemed to be issued with respect to the Insured shown on the Certificate Schedule.

Code - The Internal Revenue Code of 1986, as now or later amended.

Company - MONY Life Insurance Company of America. "We," "us," or "our" refers to the Company.

Death Benefit - The benefit payable under the certificate upon the death of the Insured as determined as of the date of death.

Death Proceeds - The actual amount payable to the Beneficiary.

Debt - The amount of any outstanding loans plus accrued interest. Debt is deducted from Proceeds payable at the Insured's death or at the time of surrender.

Excess Premium - The difference between the Scheduled Premium and the Target Premium.

Fund - Any open-end management investment company or unit investment trust in which a Subaccount invests.

General Account - The assets of the Company other than those allocated to the Separate Account or any other segregated asset accounts of the Company.

Guaranteed Interest Account - A General Account Investment Option we offer under the Certificate. We credit fixed rates of interest on Policy Value allocated to the Guaranteed Interest Account.

Initial Minimum Premium - The amount of premium necessary to put a certificate in force. This amount is shown on the Certificate Schedule.

Insured - The employee whose life is insured under the Policy as shown on the Certificate Schedule.

Investment Options - The Subaccount(s) and the Guaranteed Interest Account shown on the Certificate Schedule.

Issue Age - The Insured's age on his or her nearest birthday as of the Certificate Effective Date.

Loan Account - An account we established within our General Account to hold amounts transferred as security for Policy loans. We charge daily interest on the loan amount that is due and payable annually. We also credit interest on the amounts held in the Loan Account.

Monthly Anniversary Day - The same day in each month as the Certificate Effective Date. This day is shown on the Certificate Schedule.

Net Amount at Risk - The Death Benefit less Policy Value.

Net Premium - The premium paid less the Percentage of Premium Sales Load, Premium Tax Charge, and DAC Tax charge shown on the Certificate Schedule.

Operations Center - The Company's service center at One MONY Plaza, P. O. Box 4830, Syracuse, New York 13221.

Owner - The certificate Owner of the Policy as named on the Certificate
Schedule.

Payee - The person(s) or entity(ies) to whom we make payment.

Policy Value - The sum of the values under the Certificate allocated to the Separate Account, Guaranteed Interest Account, and the Loan Account.

Proceeds - The amount we pay to the Payee under a payment option according to the optional payment plan provision.

Proof of Death - We require one or more of the following as Proof of Death:

(1) a certified death certificate;

(2) a certified decree from a court of competent jurisdiction;

(3) a written statement by a medical doctor who attended the deceased; or

(4) any other proof satisfactory to us.

We also require written payment instructions from the Beneficiary.

Scheduled Premium - A premium paid according to a payment schedule we establish with the Owner. This is a planned premium and is not required to be paid.

Separate Account - The segregated asset account of the Company shown on the Certificate Schedule.

Specified Amount - The amount insurance in force under the Certificate which we use to determine the Death Benefit. We show the Initial Specified Amount on the Certificate Effective Date on the Certificate Schedule.

Subaccount - A subdivision of the Separate Account, the assets of which are invested exclusively in a corresponding portfolio of a Fund.

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Target Death Benefit - The Target Death Benefit is the Specified Amount plus the
Flexible Term Insurance Rider's death benefit amount. The amount of Initial Target Death Benefit is shown on the Certificate Schedule.

Target Premium - The minimum federal income tax 7-pay premium for the initial Specified Amount under a Certificate.

Unit Value - The unit of measure used to calculate the Policy Value for each Subaccount.

Valuation Date - For each Subaccount, each day on which the New York Stock Exchange is open for regular trading except for days that the Subaccount's corresponding Fund does not value its shares.

Valuation Period - The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Date and ends at the close of regular trading on the next succeeding Valuation Date.

You or Your - The certificate Owner as shown on the Certificate Schedule.

We, Us, and Our - The MONY Life Insurance Company of America.

                                  INTRODUCTION

This is a Certificate for a group flexible premium variable life insurance policy. The first premium payment is due on the Certificate Effective Date. Additional premiums may be paid subject to conditions specified in the Premium Payments section. In return for these premiums and the insurance application, we provide certain benefits.

The Policy provides Death Proceeds. We will pay the death proceeds to the Beneficiary in a lump sum distribution unless an optional payment plan is chosen.

The Policy has Policy Value. Policy Value reflects the investment experience of the Investment Options. Policy Value is the basis for certain benefits you can use before the Insured's death.

WHEN THIS CERTIFICATE WILL TERMINATE

All coverage under this Certificate will terminate when:

        .    the Policy is surrendered for its full Cash Surrender Value;
        .    the Insured dies; or
        .    the grace period ends without sufficient premium being paid.

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                          THE OWNER AND THE BENEFICIARY

THE OWNER

While the Policy or any benefits provided by rider are in force, the Owner retains all ownership rights.

THE BENEFICIARY

We show the Beneficiary in the Certificate Schedule. Unless an optional payment plan is chosen, we will pay Death Proceeds in a lump sum to the Beneficiary.

CHANGING THE BENEFICIARY

During the Insured's life, you may change the Beneficiary. We will need the written consent of any irrevocable Beneficiary to make a change.

To make a change, send a written request to our Operations Center. The request must be received in a form satisfactory to us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

TRUSTEE

If a trustee is named as the Beneficiary of the Policy and claims benefits, we will have no obligation to verify that a trust is in effect. We are not obligated to verify that the trustee is acting within the scope of his/her authority. Payment of Policy benefits to the trustee will release us from all obligations under the Policy to the extent of the payment. We will have no obligation to ensure that a payment to the trustee is applied according to the terms of the trust agreement.

                                PREMIUM PAYMENTS

Each eligible person will become covered under the Policy on the Certificate Effective Date shown in the Certificate Schedule, provided:

        (1) we have received an initial premium; and

        (2) our underwriting requirements have been met and we have approved the issuance of the Certificate.

We may reject any application, any Certificate, or any premium. We will invest any premium we receive before the Certificate Effective Date in a non-interest bearing suspense account. Subsequent premiums are payable at the Owner's discretion. The Owner may establish a schedule of planned subsequent premiums. All such Scheduled Premiums are subject to our prior approval and are shown in the Certificate Schedule. A change in Scheduled Premiums is subject to our prior approval. If you do not pay a Scheduled Premium, we will consider all subsequent premium payments made under a Certificate to be unscheduled.

ADDITIONAL PREMIUM PAYMENTS

Any premium payments after the first premium may be made under a Scheduled Premium plan or at any time while the Policy is in effect and before the Insured's Attained Age of 100.

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Scheduled Premium. You may request that we send reminders of your Scheduled
Premiums. You may choose to send premiums directly to us either annually, semi-annually, quarterly, or monthly.

You may change the frequency or amount of your Scheduled Premiums. We reserve the right to limit the amount of any increase in Scheduled Premiums.

Unscheduled Payments. You may make an unscheduled payment at any time while the Policy is in effect. Unscheduled payments are applied first to repay any Debt, unless you direct us to apply the unscheduled payment as premium. We reserve the right to limit the number and amount of any unscheduled premium payments. We reserve the right to require evidence, satisfactory to us, that the Insured is insurable. If satisfactory evidence is not provided at or before such premium payment, we reserve the right to refund the premium.

Maximum Premiums. If you have chosen the Guideline Premium/Cash Value Corridor life insurance compliance test, we will limit the total of all premiums paid to date for this Certificate to the maximum premiums shown on the Certificate Schedule. We may reject any premium, or any portion of a premium, that would result in the Policy being disqualified as life insurance under the Code. We will refund any rejected premium along with any interest it accrued. We reserve the right to change the table of maximum premiums when necessary as a result of changes in coverage or to maintain compliance with the Code. If we do, we will send you a new Certificate Schedule that shows maximum premiums reflecting the adjusted amounts. If you have chosen the Cash Value Accumulation life insurance compliance test, there are no limits on the amount of premiums except as specified in the Unscheduled Payments provision above.

We reserve the right to amend the Policy as necessary to maintain compliance with the Code. We will send any such amendments to you. You have the right to refuse such amendments and accept full responsibility for any consequences as a result of such refusal. We also reserve the right to return any premium with earnings thereon to maintain such compliance.

WHERE TO PAY PREMIUMS

Premiums after the first are payable to us at our Operations Center or through any agent or other person authorized to accept them in exchange for a receipt signed by our Treasurer and by the person receiving the payment. Make checks payable to MONY Life Insurance Company of America.

ALLOCATION OF PREMIUMS

You may allocate a Net Premium to one or more Investment Options. We show the minimum percentage of each Net Premium you may allocate to any particular Investment Option on the Certificate Schedule. After we deem the refund privilege to have ended, we will allocate Net Premiums in accordance with the allocations you requested. During the refund privilege period, however, we will allocate your Net Premium to the Guaranteed Interest Account. You may change the allocation of Net Premiums at any time without charge. To change your allocations send us a notice at our Operations Center. The notice must be in writing or in any other form acceptable to us. The changed allocation will apply to premiums received after we record the change.

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GRACE PERIOD

If, on any Monthly Anniversary Day, the Cash Surrender Value is not sufficient to pay the monthly deduction for the following Monthly Anniversary Day, we shall send notice of insufficient value to your last known address. A grace period of 61 days from the date of the notice of insufficient value will be allowed for payment of:

        (a) any balance needed for the monthly deduction; plus

        (b) any accrued loan interest due during the grace period; plus

        (c) an amount equal to two monthly deductions or, if greater, the number of monthly deductions until the next Scheduled Premium due date.

If this payment is not received within the grace period, the Certificate will lapse at the end grace period or, if later, on the date the Cash Surrender Value is no longer sufficient to continue the Certificate in force. Any remaining Cash Surrender Value will then be refunded.

REINSTATEMENT

Coverage may be reinstated if the Certificate lapses at the end of the Grace Period. We will not, however, allow reinstatement of the Certificate if the Certificate was surrendered for its Cash Surrender Value.

The effective date of a reinstatement will be the Monthly Anniversary Day on or following the date we approve the application for reinstatement. To reinstate the Certificate, we will need:

(1) written notice from the Owner received at our Operations Center within five years after the grace period ends;

(2) satisfactory evidence of the Insured's insurability;

(3) payment of a premium large enough to:

    (a) keep the Certificate in force for at least three months from the reinstatement date; and

    (b) pay the balance needed as described in the "Grace Period" section above;

(4) payment or reinstatement of any Debt due us on the Certificate, plus payment of interest on any reinstated Debt from the date of reinstatement to the next Certificate anniversary at the rate which applies to loans on the date of reinstatement; and

(5) payment of a [$150] reinstatement fee.

EXCHANGE OPTION

At any time during the first 24 months from the date the Policy was issued, you may transfer the entire Policy Value in the Subaccounts to the Guaranteed Interest Account. Election of this option will change the Policy to a policy which is not dependent upon the investment results of the Subaccounts. There will be no transfer fee for exercising the exchange option and the Guaranteed Interest Account transfer limitations, if any, will be waived.

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Upon election of this option, no future transfers to the Subaccounts will be allowed and all future premiums will be allocated to the Guaranteed Interest Account.

                                 DEATH PROCEEDS

Death Proceeds are payable at the death of the Insured while the Policy is in force. We will process a claim for Death Proceeds on this Certificate under the Policy when we receive:

        .    this Certificate, and
        .    Proof of Death.

Payment will be made subject to all the provisions of the Policy . We will pay Proceeds in a lump sum distribution unless an optional payment plan is chosen. Any Death Proceeds that we pay will include interest from the date of receipt of Proof of Death to the date of payment. We will pay interest at a rate set by us, or by law if greater. We will not pay interest beyond one year or any longer period set by law.

HOW WE DETERMINE THE DEATH BENEFIT

In the application for original coverage, you elected a method of compliance for the Policy to be treated as life insurance according to Section 7702 of the Code. We show the election that you made for the Policy on the Certificate Schedule. Once elected, you cannot change this method. There are two possible methods:

        (a) the Cash Value Accumulation Test (The death benefit must be greater than or equal to the policy value multiplied by the Cash Value Accumulation Test Death Benefit Percentage); or

        (b) the Guideline Premium Test/Cash Value Corridor Test (The death benefit must be greater than or equal to the policy value multiplied by the Guideline Premium/Cash Value Corridor Test Death Benefit Percentage. In addition, premium payments may not exceed the Maximum Premium limit. (See Premium Payments section).

In addition, the Owner must choose one of two Death Benefit options:

Option A - Level Death Benefit - The greater of:

        (1) the Specified Amount in force on the date of the Insured's death plus any flexible term insurance you may have added by rider; and
        (2) the Policy Value on the date of the Insured's death multiplied by the death benefit percentage shown on the Certificate Schedule.

Option B - Variable Death Benefit - The greater of:

        (1) the Specified Amount in force on the date of the Insured's death plus the Policy Value on that date plus any flexible term insurance you may have added by rider; and
        (2) the Policy Value on the date of the Insured's death multiplied by the death benefit percentage shown on the Certificate Schedule.

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The table of death benefit percentages for each compliance test are shown on the
Certificate Schedule.

In no event will the Death Benefit be less than the amount required to keep the Policy qualified as life insurance.

If the Insured dies on or after age 100, the Death Benefit will equal the Policy Value on the date of death.

HOW WE DETERMINE THE DEATH PROCEEDS

The actual amount of Death Proceeds will depend on:

        .    the Death Benefit as determined above;
        .    the Death Benefit provided by any additional benefit rider in force on the date of death;

LESS

        .    any Debt plus loan interest accrued and payable to us;
        .    if the death of the Insured occurs during a grace period for which a monthly deduction has not been made, any monthly deduction that may apply to that period, including the deduction for the month of death.

If the Insured dies on or after age 100, the Death Benefit will equal the Policy Value on the date of death.

CHANGE IN EXISTING COVERAGE

While the Insured is living, you may increase or decrease the Specified Amount and Target Death Benefit as provided below. To make a change, send a written request to our Operations Center. We will not accept the request for a change if the Insured is over our current maximum age for issuing the Policy, or if the request is for less than the minimum amount of a change as specified in the Certificate Schedule.

Decrease in Specified Amount/Target Death Benefit. The Owner may decrease the Specified Amount or the Target Death Benefit under the Policy at any time. Any decrease will become effective on the Monthly Anniversary Day on or after the date we receive and approve the request. The decrease will first apply to coverage provided by the most recent increase. Then the decrease will apply to the next most recent increases successively. Next the decrease will apply to the coverage provided under the original application. If the Flexible Term Insurance Rider is in effect, we will apply any decrease first against any flexible term insurance provided by such Rider, as specified in such Rider, and then to the Specified Amount as shown above.

During the grace period, we will not allow a decrease in the Specified Amount or Target Death Benefit unless the Policy Value less any Debt is greater than our estimate of the monthly deduction to be made on the next Monthly Anniversary Day. A decrease may not cause the Specified Amount to be less than the minimum Specified Amount shown on the Certificate Schedule nor cause the remaining Specified Amount to be less than the amount necessary for the Policy to qualify as life insurance under Section 7702 of the Code.

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Increase in Specified Amount/Target Death Benefit. Subject to certain conditions, possible evidence of insurability and underwriting approval, the Owner may increase the Specified Amount or Target Death Benefit on a scheduled or unscheduled basis.

You may schedule increases of the Target Death Benefit when you purchase the Flexible Term Insurance Rider or when you make an unscheduled increase in the Target Death Benefit. Any scheduled increase will be effective on the Monthly Anniversary Day following our approval of your request.

While the Insured is living, you may apply for an unscheduled increase in Specified Amount or Target Death Benefit by using a supplemental application. You will have to submit evidence satisfactory to us that the Insured is insurable, and we will not permit an increase after the Insured's Attained Age
80. Any approved increase will become effective on the date shown in the supplemental Certificate Schedule.

An approved increase is subject to deduction of the first month's increased cost of insurance from Policy Value.

CHANGE IN DEATH BENEFIT OPTIONS

You may request a change to Death Benefit Option A or B. After any such change, the Specified Amount will be that amount which results in the Death Benefit after the change being equal to the Death Benefit before the change.

Any change in Death Benefit options will become effective on the first Monthly Anniversary Day on or after the date we receive the request in our Operations Center. You must provide us with evidence of an Insured's insurability if you request a change from Death Benefit Option A to Death Benefit Option B. We will not accept the request for a change if the Insured is over our current maximum age for issuing the Certificate.

                         THE GUARANTEED INTEREST ACCOUNT

Amounts you allocate to the Guaranteed Interest Account become part of our General Account. The General Account consists of our assets other than those allocated to our separate accounts. Subject to statutory authority, we have sole discretion over the investment of the assets of the General Account. Those assets may be charged with liabilities arising out of any business we may conduct.

We credit a guaranteed interest rate to amounts allocated to the Guaranteed Interest Account. This minimum interest rate is shown in the Certificate Schedule. We may apply interest in excess of the guaranteed rate in our sole discretion. We may use different rates of interest for different portions of Policy Value in the Guaranteed Interest Account.

                              THE SEPARATE ACCOUNT

The Separate Account supports the operation of the Policy and certain other variable life insurance policies we may offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. These assets are held separately from our other assets. They are not part of our General Account.

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We registered the Separate Account with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is subject to Arizona laws which regulate the operations of insurance companies incorporated in Arizona.

Separate Account assets equal the reserves and other liabilities supported by the Separate Account. The income, gains and losses, realized or unrealized from assets allocated to the Separate Account must be credited to or charged against the account without regard to our other income, gains, or losses. We have the right to transfer to our General Account any assets of the Separate Account which are in excess of such reserves and other liabilities.

SUBACCOUNTS

The Separate Account is divided into Subaccounts. Each Subaccount's income, gains and losses, realized or unrealized, are credited to or charged against that Subaccount without regard to other income, gains or losses of the Company or any other Subaccount.

The Subaccounts available under the Policy are shown on the Certificate Schedule. Each Subaccount invests exclusively in a Fund. Shares of a Fund are purchased and redeemed at their net asset value. Any income, dividends or gains attributable to Fund shares are reinvested in additional Fund shares at net asset value.

CHANGES TO THE SEPARATE ACCOUNT AND SUBACCOUNTS

Where permitted by applicable law, we may:

        .    create new separate accounts;
        .    combine separate accounts, including the Separate Account;
        .    transfer assets of the Separate Account to another separate account;
        .    add new Subaccounts to or remove existing Subaccounts from the
             Separate Account or combine Subaccounts;
        .    make Subaccounts (including new Subaccounts) available to such classes of policies as we may determine;
        .    add new Funds or remove existing Funds;
        .    substitute new Funds for any existing Fund whose shares are no longer available for investment;
        .    substitute new Funds for any existing Fund which we determine is no longer appropriate in light of the purposes of the Separate
             Account;
        .    deregister the Separate Account under the Investment Company Act of
             1940; and
        .    operate the Separate Account under the direction of a committee or in any other form permitted by law.

In the event of any substitution or change, we may make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

VALUATION OF SEPARATE ACCOUNT ASSETS

We will value the assets of the Separate Account on each Valuation Date at their fair market value. The valuation will be done in accordance with accepted accounting practices and applicable laws and regulations.

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UNIT VALUE

Each Subaccount has Unit Value. When Net Premiums or other amounts are transferred into a Subaccount, a number of units are purchased based on that Subaccount's Unit Value as of the end of the Valuation Period during which the transfer is made. Likewise, when amounts are transferred out of a Subaccount, units are redeemed in a similar manner.

The Unit Value of each Subaccount was arbitrarily set at $10.00 when the Subaccount began operations. The Unit Value for each subsequent Valuation Period is the net investment factor for that period, multiplied by the Unit Value for the immediately preceding period. The Unit Value for a Valuation Period applies to each day in the period.

Each Subaccount has its own net investment factor. In the following definition, "assets" refers to the assets in each Subaccount. Any amount charged against the Separate Account refers to those amounts that are allocated to each Subaccount.

The net investment factor for a Valuation Period is (a) divided by (b), where:

        (a) is the result of:
            (1) the value of the assets at the end of the preceding Valuation Period; plus
            (2) the investment income and capital gains, realized or unrealized, credited to those assets at the end of the Valuation Period for which the net investment factor is being determined; minus
            (3) the capital losses, realized or unrealized, charged against those assets during the Valuation Period; minus
            (4) any amount charged against the Separate Account for taxes, or any amount we set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and

        (b) is the value of the assets in the Subaccount at the end of the preceding Valuation Period.

TRANSFERS

At any time after we deem the refund privilege to have expired, you may transfer Policy Value among the Investment Options. Transfers among the Subaccounts will be effective as of the end of the Valuation Period during which we receive your request at our Operations Center. You must request a transfer in writing or in any other form acceptable to us. We reserve the right to impose a transfer fee for each transfer after the twelfth transfer in a Certificate year. We will deduct the transfer fee from the Investment Option from which Policy Value is being transferred. If there is not sufficient Policy Value in that Investment Option, we will deduct the fee pro-rata from the Investment Options. The maximum amount of any transfer fee is provided on the Certificate Schedule. When we process transfers, the Policy Value on the date of the transfer will not be affected by the transfer except to the extent of any transfer fee. A transfer from one Investment Option to another will count as one transfer for the purposes of any transfer fee.

Transfers from the Separate Account to the Guaranteed Interest Account will be effective on the Valuation Date we receive your request at our Operations Center. There are, however, limitations on transfers to the Guaranteed Interest Account. We will reject any part of a transfer to the Guaranteed Interest Account if the Policy Value in the Guaranteed Interest Account or, if

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that part of the requested transfer, would cause the Policy Value in the
Guaranteed Interest Account to exceed such limitation. Any portion of a requested transfer which is rejected will be retained in the Subaccounts in the same proportion as the transfer amount allocated against each Subaccount bears to the total transfer amount.

A transfer of Policy Value from the Guaranteed Interest Account to any of the Subaccounts may be made once each Certificate year. A request for such transfer must be received by us at our Operations Center on or within 30 days after a Certificate anniversary, and will be processed on the Valuation Date we receive it. We will however, process a transfer request on the Certificate Anniversary if the request is received not more than 10 days before the Certificate anniversary. That request will be processed on the Certificate Anniversary. We will reject any part of a requested transfer from the Guaranteed Interest Account if that part would exceed the amount shown on the Certificate Schedule.

Also, we reserve the right to refuse to execute any transfer:

        (1) if any of the Subaccounts that would be affected by the transfer is unable to purchase or redeem shares of the Fund in which the Subaccount invests; or
        (2) if the transfer is a result of more than one trade involving the same Subaccount within a 30 day period; or
        (3) if necessary for the Policy to be treated as a life insurance policy under the Code; or
        (4) if the transfer would adversely affect accumulation unit values. This may occur if the transfer would affect one percent or more of the relevant Fund's total assets.

Where permitted by law, we may accept your authorization for third party transfers. We may restrict the Subaccounts that will be available to you for transfers. This restriction may occur during any period such third party is authorized to act for you. We will give you prior notice of any restrictions. We will not enforce such restrictions if you provide us with satisfactory evidence that:

        (1) a court of competent jurisdiction has appointed such third party to act for you; or
        (2) you have appointed such third party to act for you for all of your financial affairs.

                              POLICY VALUE BENEFITS

HOW WE DETERMINE POLICY VALUE

The Policy Value of the Policy is equal to:

             (a) the Policy Value allocated to the Subaccounts; plus
             (b) the Policy Value allocated to the Guaranteed Interest Account;
                 plus
             (c) the Policy Value held in the Loan Account to secure Debt.

POLICY VALUE IN THE SEPARATE ACCOUNT

At the end of the Valuation Period during which the initial premium is received, the Policy Value in each Subaccount is (a) minus (b), where:

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             (a) is the portion of the initial Net Premium which has been paid and allocated to that Subaccount; and
             (b) is the portion of any due and unpaid monthly deductions allocated to the Policy Value in that Subaccount.

At the end of each Valuation Period after such date, the Policy Value allocated to each Subaccount is (a) plus (b) plus (c) minus (d) minus (e) minus (f), where:

             (a) is the Policy Value allocated to the Subaccount at the end of the preceding Valuation Period, multiplied by the Subaccount's net investment factor for the current period;
             (b) is Net Premiums received during the current Valuation Period that have been allocated to the Subaccount;
             (c) is any other amounts transferred into the Subaccount during the current Valuation Period;
             (d) is the Policy Value transferred out (plus any applicable fee)
                 of the Subaccount during the current Valuation Period;
             (e) is any partial surrender (plus any applicable fee) made from the Subaccount during the current Valuation Period; and
             (f) is any monthly deduction allocated to the Subaccount during the current Valuation Period.

POLICY VALUE IN THE GUARANTEED INTEREST ACCOUNT

The Policy Value in the Guaranteed Interest Account is (a) plus (b) minus (c) minus (d), where:

             (a) is the sum of all amounts allocated to it;
             (b) is any interest credited on those amounts;
             (c) is any amounts removed by transfer, partial surrender, or loan;
                 and
             (d) is any amounts deducted for fees and charges made under the
                 Policy and any riders.

We determine interest rates that apply to allocations to the Guaranteed Interest Account. This determination is made in our sole discretion. The minimum guaranteed interest rate is shown on the Certificate Schedule.

MONTHLY DEDUCTION

The monthly deduction is a charge made on the Certificate Effective Date and each Monthly Anniversary Day thereafter against the Policy Value allocated to the Investment Options (except that the asset-based charge will be assessed against Policy Value). The monthly deduction is equal to the sum of:

        .    the monthly policy charge;
        .    the monthly administrative and sales expense charge;
        .    the asset-based charge;
        .    the cost of insurance charge; and
        .    the cost of any additional benefits provided by rider.

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Monthly Policy Charge. The actual monthly policy charge will never be greater than the maximum monthly policy charge shown on the Certificate Schedule.

Monthly Administrative and Sales Expense Charge. We charge for the administration and distribution of the Policy. The maximum amount of the charge per $1,000 of Specified Amount is shown on the Certificate Schedule.

Asset-Based Charge. The monthly asset-based charge varies with the premiums you pay into the Policy during the first 10 years from the Certificate Effective Date for the initial Specified Amount, and 10 years from each subsequent increase in Specified Amount. The charge is level after the 10th year from the Certificate Effective Date, and 10 years from each subsequent increase in Specified Amount. The maximum amount of this charge is shown on the Certificate Schedule.

Cost of Insurance Charge. The monthly deduction will also include a charge for the cost of insurance.

The monthly deduction (except the asset-based charge) will be allocated among the Investment Options in the same proportion that the Policy Value in each Investment Option bears to the total Policy Value on the Monthly Anniversary Day. We will allocate the asset-based charge on a pro-rata basis against Policy Value on the Monthly Anniversary Day. All deductions from the Guaranteed Interest Account will be taken on a last-in, first-out basis.

COST OF INSURANCE

We determine the cost of insurance on the Certificate Effective Date and thereafter on each Monthly Anniversary Day. We determine it separately for each of the following, in the order shown:

             (A) the initial Specified Amount;
             (B) each increase in Specified Amount, successively, in the order in which it took effect; and
             (C) the excess of the Death Benefit, due to the application of federal income tax corridor death benefit percentages, over the Specified Amount then in force.

We calculate the cost of insurance for each of (A), (B), and (C) above by multiplying the insurance rate (as described below) by its Net Amount at Risk. The insurance rate that applies to paragraph (C) is the same as the rate that applies to the most recent increase in Specified Amount. If there has been no increase in the Specified Amount, the rate for the initial Specified Amount applies.

We base the insurance rate on an Insured's gender, Issue Age, and risk class (as shown in the Certificate Schedule). The risk class for the initial Specified Amount is the risk class to which the Insured belonged on the Certificate Effective Date.

We will base the insurance rate for any optional increase in Specified Amount on an Insured's gender, Attained Age on the effective date of the increase, number of years since the date of the increase, and risk class on that date.

Each year, we will review the insurance rates to determine if any change should be made. Insurance rates will be based on the Company's expectations as to future mortality, investment

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

earnings, expenses, and persistency. The Company guarantees that insurance rates for the initial Specified Amount will never be more than the rates shown in the table of guaranteed insurance rates for the initial Specified Amount shown in the Certificate Schedule. Insurance rates for any optional increase in Specified Amount will never be more than the guaranteed rates provided by the Company at the time the increase takes effect.

All guaranteed rates are based on Commissioner's 1980 Standard Ordinary Mortality Table, as applicable, with appropriate increases for rated risks. All values are at least equal to those required by law.

SURRENDER

The Owner may cancel insurance on the life of an Insured at any time by sending a written request to our Operations Center. Unless an optional payment plan is chosen, any Proceeds will be paid to the Owner in a lump sum.

The amount payable on surrender is the Cash Surrender Value on the date of surrender.

PARTIAL SURRENDER

After the first Certificate year, the Owner may make partial surrenders from Policy Value provided such partial surrenders are made with respect to all members of a class or classes of Insured using a formula acceptable to the Company. We may limit the number of partial surrenders the Owner can make in a Certificate year. We will process the partial surrender request on the Valuation Date we receive it.

Each partial surrender must be for an amount not less than the amount shown on the Certificate Schedule. The remaining Policy Value which must remain under the Certificate after a partial surrender and any applicable fee is shown on the Certificate Schedule. If any partial surrender leaves less than this amount, we may require the Owner to request a full surrender. Also, a partial surrender may not result in a Specified Amount or Target Death Benefit less than the minimum we then allow.

Allocation of Partial Surrender. Any partial surrender will be deducted from a Subaccount and/or Guaranteed Interest Account as requested by written notice to our Operations Center. Allocations will take effect when the partial surrender is effective.

Partial surrender allocations may be by either amount or percentage. The Company will not accept an allocation request if there is insufficient value in any Subaccount or Guaranteed Interest Account to provide for the requested allocation. If an allocation is not requested, the entire amount of the partial surrender will be allocated against each Subaccount and the Guaranteed Interest Account in the same proportion that each Subaccount and the Guaranteed Interest Account bear to the Policy Value. We will deduct any partial surrender fee proportionately from the remaining Policy Value in the Subaccounts and the Guaranteed Interest Account remaining after the partial surrender.

Reduction in Death Benefit. If Option A - Level Death Benefit is in effect, we will reduce the amount of the base death benefit (i.e., the Policy Death Benefit without the addition of any flexible term insurance) by the amount of the partial surrender plus its applicable fee. If the amount of that reduced base death benefit is less than the Specified Amount in force on that day, the Specified Amount will be decreased to equal the amount of that reduced base death benefit. We also will adjust any Target Death Benefit in force as follows:

             (a) If the base death benefit before the partial surrender is less than the Target Death Benefit, we will reduce the Target Death Benefit by the amount of the partial surrender plus its applicable fee.

             (b) If the base death benefit before the partial surrender is greater than or equal to the Target Death Benefit, we will reduce the Target Death Benefit by lesser of:

                    (i) the amount of the partial surrender plus its applicable fee; or

                    (ii) the amount, if any, by which the Target Death Benefit exceeds the difference between the base death benefit and the amount of any applicable partial surrender including any applicable fee.

If Option B -Variable Death Benefit is in effect, we will reduce the base death benefit payable by the amount of the partial surrender plus its applicable fee. We will not change the Specified Amount, but we will adjust the Target Death Benefit as follows:

        (a) If the base death benefit before the partial surrender is less than the Target Death Benefit, we will reduce the Target Death Benefit by the amount of the partial surrender plus any applicable fee; or

        (b) If the base death benefit before the partial surrender is greater than or equal to the Target Death Benefit, we will reduce the Target Death Benefit by the lesser of:

                 (i)  the amount of partial surrender, plus its applicable fee;
                      or

                 (ii) the amount, if any by which the Target Death Benefit
                      exceeds the difference between the partial surrender including any applicable fee.

POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable as a result of surrender, partial surrender or Policy loan within seven days after we receive written request in our Operations Center, in a form satisfactory to us. We will usually pay any Death Proceeds within seven days after we receive Proof of Death.

Payment of any amount from the Separate Account for surrender, partial surrender, Policy loan or Death Proceeds, as well as transfers, may be postponed whenever:

        . the New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
        . the Securities and Exchange Commission by order permits postponement for the protection of Owners; or
        . an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

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

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it was drawn.

We reserve the right to defer payment of any surrender, partial surrender or loan amounts from the Guaranteed Interest Account for up to six months from the date we receive a request for such surrender or loan. We will not defer if the law requires us to pay earlier. We will not defer if the amount payable is to be used to pay premiums on policies with us.

                                  LOAN BENEFITS

The Policy has loan benefits that are described below. Any Debt will be deducted from Death Proceeds or on surrender.

BORROWING FROM THE POLICY

You may obtain a Policy loan from us at any time. The Policy is the only security required. The minimum loan amount is shown on the Certificate Schedule. The maximum loan amount is 90% of the Policy Value less any outstanding Debt.

When a Policy loan is made, an amount of Policy Value sufficient to secure the loan is transferred into our General Account. You may tell us how to deduct this Policy Value from the Investment Options. If you do not, the Policy Value will be taken from each Investment Option in the same proportion that the Policy Value in that Investment Option bears to the total Policy Value in all Investment Options.

Policy Value in the Loan Account will earn interest daily at a minimum annual rate shown on the Certificate Schedule.

Any loan transaction will permanently affect the values of the Policy.

POLICY LOAN INTEREST

The interest rate charged for a Policy loan is shown on the Certificate Schedule. Interest accrues daily, and is due and payable on the Certificate anniversary, on surrender, or at the Insured's death. If interest is not paid when due, an amount equal to the amount owed will be transferred out of the Investment Options and into our General Account to become part of the Debt and interest will be charged on that amount. Interest transferred out of the Investment Options will be transferred from each Investment Option in the same proportion that the Policy Value in that Investment Option bears to the total Policy Value in all Investment Options at the time of transfer.

REPAYING DEBT

You can repay Debt in part or in full any time during the Insured's life while this Certificate is in effect. When a loan repayment is made, Policy Value in the General Account related to that payment will be transferred into the Investment Options. You may tell us how to allocate this Policy Value among each Investment Option. If you do not, we will allocate that amount among the Investment Options in the same proportion that Net Premiums are being allocated, subject to the limits on investing in the Guaranteed Interest Account.

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

If you do not repay Debt, it will be deducted from any Proceeds or benefit payable at the Insured's death or on surrender. Any Debt that exists at the end of the 61-day grace period will be deducted from the Policy Value and considered repaid as of the date of termination.

                               GENERAL INFORMATION

ANNUAL STATEMENT

We will send the Owner an annual statement. The statement will show since the last report date: premiums received; charges; cost of insurance charges; interest earned on any Debt; and any partial surrenders. It will also show as of the current and prior report dates: Death Benefit; Specified Amount; Policy Value; Cash Surrender Value; interest credited on the Loan Account; and Debt. The statement will also show any other information as required by regulatory authorities.

CALCULATION OF VALUES

Our calculations of guaranteed maximum cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Mortality Tables.

The values provided for in the Policy are always at least what is required by law of the state where the Policy was delivered. A detailed statement of how we calculate the values in the Policy has been filed with the insurance department of the state where the Policy was delivered.

LIMITS ON CONTESTING THE CERTIFICATE

We will not contest the coverage for an Insured , as to statements made in the application for it, after it has been in force during the lifetime of the Insured for two years from the Certificate Effective Date. Any optional increase in Specified Amount or any reinstatement will be incontestable only after the increase or reinstatement has been in force for two years from the date it took effect.

The amount of insurance provided under the Policy attributable to a premium will be incontestable, as to statements made in the supplemental application for it, only after it has been in force during the Insured's lifetime for two years from the date it took effect.

MISSTATEMENT OF AGE OR GENDER

If the Insured's age or gender was misstated in an application, any Death Benefit will be adjusted as follows:

        . For adjustments made before the Insured's death, no charge will be made to the then current monthly deduction, but the subsequent monthly deductions will be adjusted to reflect such charges that would apply had the Certificate been issued based on the correct age and gender.
        . For adjustments made at the time of the Insured's death, the Death Benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction under the Certificate based on the then current insurance rate for the correct age and gender.

NONPARTICIPATING

The Policy and this Certificate are non-participating. No dividends are payable.

THE POLICY AND ITS PARTS

The Policy, Certificate, any attached application(s), and any riders and endorsements is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only an authorized officer of the Company can give our approval.

SUICIDE

If the Insured commits suicide within two years of the Certificate Effective Date as shown on the Certificate Schedule, all coverage under the Certificate will end and we will pay a refund to the Beneficiary. The amount of the refund will equal all premiums paid on the Certificate, less Debt and partial surrenders.

If the Insured commits suicide within two years after an increase in the Specified Amount became effective the amount payable by us with respect to that increase will equal the monthly deductions that were made for that increase.

WRITTEN NOTICE

Any written notice to us should be sent to our Operations Center. Please include the Policy and Certificate numbers and the Insured's full name.

Any notice we send to you will be sent to your last known address. Notify us of any change of address.

                             OPTIONAL PAYMENT PLANS

Death Proceeds or Cash Surrender Value will be paid in one lump sum, unless requested otherwise. Any part of the Proceeds can be left with us and paid under a payment plan. During the Insured's life, you can choose a plan. A Beneficiary can choose a plan if you have not chosen one at the Insured's death.

There are several important payment plan rules:

        .    If you change a Beneficiary, your plan selection will no longer be in effect unless you request that it continue.
        .    Any choice or change of a plan must be sent in writing to our
             Operations Center.
        .    The amount of each payment under a plan must be at least $25.
        .    Payments will begin either on the date the Death Benefit is payable, we have received Proof of Death and an optional payment plan was elected, or on surrender, except for payments under Plan 1 which begin 1, 3, 6 or 12 months after that date.
        .    Payments are backed by assets in our General Account.

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

We will issue a supplementary contract when Proceeds are settled under an optional payment plan.

We will make payments monthly unless quarterly, semi-annual or annual payments are asked for when the option is chosen. But, if payments of the chosen frequency would be less than $25 each, we may use a less frequent basis. The chart below shows how we will calculate payments if monthly payments are not elected.

To obtain the amount of other than monthly payment, multiply                     Semi-
the monthly payment by the appropriate factor                       Annual       Annual       Quarterly
-------------------------------------------------------------------------------------------------------
PLAN 2                                                               11.85        5.97           2.99
-------------------------------------------------------------------------------------------------------
PLAN 3 - 0 Years Certain                                             11.68        5.90           2.97
-------------------------------------------------------------------------------------------------------
PLAN 3 - 20 Years Certain, or Specified Period Certain               11.80        5.95           2.99
-------------------------------------------------------------------------------------------------------
PLAN 3 - 10 Years Certain, or PLAN 3A                                11.74        5.92           2.97
-------------------------------------------------------------------------------------------------------

Before we pay under Plan 3 or 3A, we shall need proof of age which satisfies us. After the contract date, unless otherwise provided in the settlement approved by us at the time it was chosen, any settlement under Plan 1, 2, 3, or 4 will end at the Payee's death. The amount stated below for that plan will then be paid in one sum to the Payee's executors or administrators.

Plan 1 or 4 - Any unpaid Proceeds and interest to the date of death.

Plan 2 or 3 - The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Plan 2); or
(b) the specified period certain (Plan 3). This interest will be at the rate or rates we assumed in computing the amount of income.

The optional payment plans we offer are as follows:

Plan 1. Interest Income. Interest on the Proceeds held by us at the rate set by us for each year. This rate will not be less than 2 3/4%.

Plan 2. Income for Specified Period. Income for the number of years chosen, based on the table below.

This table shows the monthly income for each $1,000 of Proceeds. Payments may be increased by additional interest as we may determine for each year.

OPTION 2 TABLE

-------------------------------------------------------------------------------------------
Years         1        2       3       4       5       6       7       8       9       10
-------------------------------------------------------------------------------------------
Amount   $   84.37   42.76   28.89   21.96   17.80   15.03   13.06   11.58   10.42    9.50
-------------------------------------------------------------------------------------------
Years         11       12      13      14      15      16      17      18      19      20
-------------------------------------------------------------------------------------------
Amount   $    8.75    8.13    7.60    7.15    6.76    6.41    6.11    5.85    5.61    5.39
-------------------------------------------------------------------------------------------

Plan 3. Single Life Income. Income for a period certain and during the balance of the Payee's lifetime. The period certain chosen may be: (a) 0, 10 or 20 years; or (b) the period required for the total income payments to equal the Proceeds (for a specified period certain). The amount of income will be figured by us on the date the Proceeds become payable. This amount will be at least as much as the applicable amount based on the Plan 3 table below. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

OPTION 3 - MINIMUM MONTHLY INCOME PER $1,000 OF PROCEEDS

The life income shown is based on the Payee's age at nearest birthday on the due date of the first income payment.

-------------------------------------------------------------------------------------------------------------
   10 YEARS         20 YEARS    10 YEARS           20 YEARS   10 YEARS          20 YEARS            0 YEARS
   CERTAIN     AGE   CERTAIN     CERTAIN    AGE     CERTAIN    CERTAIN   AGE     CERTAIN      AGE   CERTAIN
-------------------------------------------------------------------------------------------------------------
   $   3.14     10  $   3.13   $    3.56     35   $   3.55   $     4.93   60   $     4.71      25   $   3.34
       3.15     11      3.14        3.59     36       3.58         5.04   61         4.77      30       3.44
       3.16     12      3.15        3.62     37       3.61         5.14   62         4.84      35       3.57
       3.17     13      3.17        3.65     38       3.64        56.25   63         4.91      40       3.73
       3.18     14      3.18        3.69     39       3.67         5.37   64         4.98      45       3.93

       3.19     15      3.19        3.72     40       3.70         5.50   65         5.05      50       4.20
       3.20     16      3.20        3.76     41       3.73         5.63   66         5.12      55       4.54
       3.22     17      3.21        3.80     42       3.77         5.77   67         5.19      60       5.00
       3.23     18      3.23        3.84     43       3.81         5.92   68         5.25      65       5.64
       3.24     19      3.24        3.88     44       3.84         6.07   69         5.32      70       6.53

       3.26     20      3.25        3.92     45       3.88         6.23   70         5.38
       3.27     21      3.27        3.97     46       3.93         6.40   71         5.43   REFUND PERIOD CERTAIN
       3.29     22      3.28        4.02     47       3.97         6.58   72         5.48   ---------------------
       3.30     23      3.30        4.07     48       4.01         6.76   73         5.53     AGE
       3.32     24      3.32        4.12     49       4.06         6.95   74         5.57     ---
                                                                                               25   $   3.33
                                                                                               30       3.42
                                                                                               35       3.54
       3.34     25      3.33        4.18     50       4.11         7.15   75         5.60      40       3.69
       3.36     26      3.35        4.24     51       4.16         7.34   76         5.63      45       3.87
       3.38     27      3.37        4.30     52       4.21         7.54   77         5.66
       3.40     28      3.39        4.36     53       4.27         7.74   78         5.68      50       4.11
       3.42     29      3.41        4.43     54       4.32         7.94   79         5.70      55       4.40
                                                                                               60       4.78
       3.44     30      3.43        4.51     55       4.38         8.14   80+        5.71      65       5.28
       3.46     31      3.45        4.58     56       4.44                                     70       5.94
       3.49     32      3.48        4.66     57       4.51
       3.51     33      3.50        4.75     58       4.57
       3.54     34      3.52        4.84     59       4.64

*  and under
+  and over
The minimum income for any age not shown in the 0 Years Certain and Account Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.

Plan 3A. Joint Life Income. Income during the joint lifetime of the Payee and another person. Income will continue during the balance of the survivor's lifetime. The type of income chosen may give a survivor's income equal to: (a) the income amount payable during the joint lifetime; or (b) two-thirds of that income amount.

The amount of income payable during the joint lifetime will be figured by us on the date the Proceeds become payable. This amount will be at least as much as the applicable amount based on the Plan 3A table. The minimum income amounts shown in that table are based on the 1983 Table (discrete functions, without projections for future mortality) with 3 1/2% interest. If a person for whom Plan 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Plan 3 with 10 years certain.

Option 3A - Minimum Monthly Income Per $1,000 of Proceeds

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

The income shown is based on the ages (at nearest birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.

             SAME INCOME CONTINUED TO SURVIVOR                             TWO-THIRDS INCOME CONTINUED TO SURVIVOR
             ---------------------------------                             ---------------------------------------
                           AGE OF OTHER PERSON                                             AGE OF OTHER PERSON
                           -------------------                                             -------------------
Age of One                                                      Age of One
 Person           50        55         60        65         70    Person           50         55       60       65      70
----------   -------------------------------------------------  ----------    --------------------------------------------
        50   $  3.89   $  3.98   $   4.04   $  4.09   $   4.13          50    $  4.20   $   4.35  $  4.51  $  4.69  $ 4.89
        55                4.16       4.27      4.36       4.42          55                  4.54     4.73     4.95    5.18
        60                           4.51      4.66       4.78          60                           4.99     5.25    5.53
        65                                     4.99       5.20          65                                    5.62    5.97
        70                                                5.67          70                                            6.49

The minimum income for any other combination of ages is calculated on the same mortality and interest assumptions as the minimum income for the combination of ages shown and will be quoted on request.

Plan 4. Income of Specified Amount. Income, of the amount chosen, for as long as the Proceeds and interest last. But, the amount chosen may not be less each year than 10% of the Proceeds. Interest will be credited annually on the balance of the Proceeds at the rate for each year set by us. This rate will not be less than 2 3/4% a year.

This is a GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CERTIFICATE. Policy Value in the Separate Account is based on the investment experience of that account, and may increase or decrease daily. It is not guaranteed as to dollar amount. Policy Value in the Guaranteed Interest Account is guaranteed by the Company as to dollar amount. The amount of the Death Benefit or the duration of the Death Benefit may vary. The maximum loan amount is ninety percent of the Policy Value less any Debt then outstanding on the date of the loan

        .    Death Proceeds payable at the death of an Insured
        .    Adjustable Death Benefit
        .    Flexible premiums payable for an Insured's life
        .    Some benefits reflect investment results
        .    No dividends - Nonparticipating

B11C-02